Exhibit 10.12

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (“Amendment”), dated as of March 14, 2005 (the “Amendment Date”), is made between (i) INTRADO, INC., INTRADO COMMUNICATIONS INC. and INTRADO COMMUNICATIONS OF VIRGINIA, INC. (individually and collectively, “Borrower”); and (ii) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”);

W I T N E S S E T H :

WHEREAS, pursuant to a certain Loan and Security Agreement, dated as of July 31, 2001, made between Borrower and Lender (hereinafter, as amended to date, called the “Loan Agreement”), Lender agreed to extend credit to Borrower in accordance with, and subject to, the terms and conditions therein contained; and

WHEREAS, Borrower promptly notified Lender that, as a result of the Borrower’s 2004 year-end audit process, that Borrower would incur an impairment charge of approximately $13,800,000 associated with Borrower’s Palladium product line and Swiss subsidiary (bmd wireless AG) (collectively, the “Impairment Charge”), effective as of the Fiscal Quarter ending December 31, 2004;

WHEREAS, Lender and Borrower agree that the Impairment Charge did not cause the increase or acceleration of Borrowers’ obligations under the Loan Agreement; and

WHEREAS, Borrower and Lender have agreed, to amend the Loan Agreement to provide;

(a)                                  that Borrower may add $13,800,000, the amount of the Impairment Charge incurred by the Borrower during the fourth quarter of its 2004 Fiscal Year, to EBITDA for purposes of computing Fixed Charge Coverage effective as of December 31, 2004; and

(b)                                 for the deletion of item 3, the Quick Ratio, on Second Amended Schedule G to the Loan Agreement; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrower and Lender agree to amend the Loan Agreement as follows:

1.                                       Incorporation of Definitions.  Capitalized terms used hereinbelow, but not expressly redefined hereinbelow, shall have the meanings given to such terms in the Loan Agreement, as amended hereby.

2.                                       Amendments to Second Amended Schedule G to the Loan Agreement.

(a)                                  Second Amended Schedule G to the Loan Agreement is hereby amended to provide that Borrower may add the Impairment Charge to EBITDA for purposes of calculating the Fixed Charge Coverage Ratio as of December 31, 2004.

(b)                                 Second Amended Schedule G of the Loan Agreement is hereby further amended by deleting item 3 (Quick Ratio) therefrom.

3.                                       Effect of Amendment.  This Amendment shall become effective as of the date hereof.  Except as set forth expressly herein, all terms of the Loan Agreement, as amended hereby, and the Loan Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender.  To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan

Agreement as modified and amended hereby.  In any event, this Amendment and the documents executed in connection therewith shall not, individually or collectively, constitute in any way a novation.

4.                                       Inducement Representations.  To induce Lender to enter into this Amendment, Borrower hereby (a) restates and renews each and every representation and warranty heretofore made by it under, or in connection with the execution and delivery of, the Loan Agreement; (b) restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and in the Loan Documents, effective as of the date hereof; (c) certifies that, as of the date hereof, no Event of Default or Default exists; (d) acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in its favor as against Lender with respect to the payment or performance of its Obligations; (e) acknowledges and agrees that Lenders Lien in the Collateral continues in full force and effect as security for all of the Obligations, including, without limitation, all of the Obligations of Borrower under and in respect of the Revolving Credit Loans and (f) releases Lender from any and all liability for any action taken (or omitted to be taken) by Lender in connection with the Loan Agreement or pursuant thereto through the date of this Amendment.

5.                                       Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflicts of laws.

6.                                       Costs and Expenses.  Borrower agrees to pay upon request all costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and all other Loan Documents executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the reasonable fees and out-of-pocket expenses of Lenders legal counsel.

7.                                       Entire Agreement.  This Amendment constitutes the entire agreement between Borrower and Lender relative to the subject matter hereof, and supersedes and replaces any understanding or agreement, oral or written, in conflict therewith.

IN WITNESS WHEREOF, Borrower and Lender have set their hands, effective as of the Amendment Date.

“BORROWER”

INTRADO, INC.

By:	/s/ Michael D. Dingman, Jr.
	Name:	Michael D. Dingman, Jr.
	Title:	Chief Financial Officer

INTRADO COMMUNICATIONS, INC.

By:	/s/ Michael D. Dingman, Jr.
	Name:	Michael D. Dingman, Jr.
	Title:	Treasurer

INTRADO COMMUNICATIONS OF VIRGINIA, INC.

By:	/s/ Michael D. Dingman, Jr.
	Name:	Michael D. Dingman, Jr.
	Title:	Treasurer